EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 13E-3
(Form Type)

51job, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation			Fee rate	Amount of Filing Fee
Fees to Be Paid	US$	1,893,777,623.10	(1)	0.0000927	US$	175,553.19	(2)
Fees Previously Paid	US$	2,498,867,291.73	(3)		US$	272,626.42	(4)
Total Transaction Valuation	US$	1,893,777,623.10
Total Fees Due for Filing					US$	175,553.19
Total Fees Previously Paid					US$	272,626.42
Total Fee Offsets					US$	0
Net Fee Due					US$	0

(1)	The updated transaction valuation, calculated as of the Amendment No. 1 to the Rule 13e-3 transaction statement on Schedule 13E-3, was calculated based on the sum of (a) the aggregate cash payment of US$61.00 per share for the 30,430,437 issued and outstanding common shares of the issuer (including shares represented by American depositary shares) subject to the proposed merger of Garnet Faith Limited with and into the issuer, plus (b) the product of 2,221,490 common shares issuable under the outstanding and unexercised options that will be cashed out in connection with the proposed merger multiplied by US$16.89 per share (which is the difference between the US$61.00 per share merger consideration and the weighted average exercise price of US$44.11 per share of such options).

(2)	The amount of the updated filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying the updated transaction valuation of US$1,893,777,623.10 by 0.0000927.

(3)	The previously reported transaction valuation (as reported in the Rule 13e-3 transaction statement on Schedule 13E-3 dated July 6, 2021) was calculated based on the sum of (a) the aggregate cash payment of US$79.05 per share for the 30,430,437 issued and outstanding common shares of the issuer (including shares represented by American depositary shares) subject to the proposed merger of Garnet Faith Limited with and into the issuer, plus (b) the product of 4,277,784 common shares issuable under the outstanding and unexercised options that will be cashed out in connection with the proposed merger multiplied by US$21.82 per share (which is the difference between the US$79.05 per share merger consideration and the weighted average exercise price of US$57.23 per share of such options). All such numbers were provided as of July 6, 2021.

(4)	The previously reported amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2021, was calculated by multiplying the transaction valuation (as of July 6, 2021) of US$2,498,867,291.73 by 0.0001091 (the filing fee rate as of July 6, 2021).